    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 1998.
                                                      REGISTRATION NO. 333-55703
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


           GEORGIA                                       58-2112366
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                         1850 PARKWAY PLACE, SUITE 1100
                             MARIETTA, GEORGIA 30067
                                 (770) 423-8450
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------
                                ROBERT I. MURRIE
                         1850 PARKWAY PLACE, SUITE 1100
                             MARIETTA, GEORGIA 30067
                                 (770) 423-8450
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   ----------
                                 With a copy to:
                            PATRICIA A. WILSON, ESQ.
                              TROUTMAN SANDERS LLP
                          NATIONSBANK PLAZA, SUITE 5200
                           600 PEACHTREE STREET, N.E.
                           ATLANTA, GEORGIA 30308-2216
                                 (404) 885-3000
                                   ----------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                   ----------
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                   ----------

                         CALCULATION OF REGISTRATION FEE

=================================================================================================

                                 AMOUNT TO   PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
    TITLE OF SHARES TO BE           BE        AGGREGATE PRICE       AGGREGATE      REGISTRATION
          REGISTERED             REGISTERED     PER SHARE+       OFFERING PRICE+        FEE
-------------------------------------------------------------------------------------------------
 Common Stock, par value $.01
     per share (together with    3,341,571       $3.4375        $11,486,650(1)     $3,390(2)
     associated preferred stock   shares(1)
     purchase rights)
=================================================================================================


 + Estimated solely for the purpose of determining the registration fee and calculated in accordance with Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of the Company's Common Stock on May 27, 1998 as quoted on the Nasdaq National Market.



(1) As initially filed, the Registration Statement reflected an aggregate of 3,342,802 shares being registered, and the proposed maximum aggregate offering price of $11,490,882 was calculated based on that number. As recalculated to reflect an adjustment in the number of shares issued to one of the selling shareholders, the actual number of shares to be registered is 3,341,571 shares, and the proposed maximum aggregate offering price is $11,486,650.

(2)  Previously paid.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION, DATED AUGUST 10, 1998



                                3,341,571 SHARES


                    HEALTHDYNE INFORMATION ENTERPRISES, INC.

                                  COMMON STOCK


        The 3,341,571 shares (the "Shares") of common stock, par value $.01 per share (together with associated preferred stock purchase rights) (the "Common Stock"), of Healthdyne Information Enterprises, Inc. ("HIE" or the "Company") offered hereby are being offered for the account of certain selling shareholders of the Company identified herein (the "Selling Shareholders"). The Shares offered hereby were issued by the Company in connection with (i) the Company's acquisition on December 31, 1997 of the remaining 50% interest in Criterion Health Strategies, Inc. ("CHS") that the Company did not previously own and (ii) the Company's merger of a wholly-owned subsidiary of the Company with HUBLink, Inc. ("HUBLink") on May 12, 1998. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "The Selling Shareholders."


        The Selling Shareholders, directly, or through agents or broker-dealers designated from time to time, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the number of Shares to be sold, the names of any agent or broker-dealer and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. The Selling Shareholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents. The Company has agreed to bear all of the expenses (other than commissions, underwriting discounts and fees of any counsel of the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. See "Plan of Distribution."


        The Common Stock is listed on the Nasdaq National Market under the symbol "HDIE." On August 7, 1998, the last reported sales price of the Common Stock on the Nasdaq National Market was $3.625 per share.



        FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 5 THROUGH 14.


        The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on their resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for indemnification arrangements among the Company and the Selling Shareholders.

                                   ----------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                       THIS PROSPECTUS. ANY REPRESENTATION
                              TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.
                                   ----------
                  The date of this Prospectus is ___, 1998

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Commission maintained at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements, information statements and other information can also be obtained from the Web Site that the Commission maintains at http://www.sec.gov.

        This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement as permitted by the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company, the Selling Shareholders and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents have been previously filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus as of their respective dates:

        (a)    Annual Report on Form 10-K for the year ended December 31, 1997;

        (b)    Current Report on Form 8-K dated December 31, 1997;

        (c)    Quarterly Report on Form 10-Q for the quarter ended March 31,
1998;

        (d)    Current Report on Form 8-K dated May 7, 1998;

        (e)    Current Report on Form 8-K dated May 12, 1998;

        (f)    Current Report on Form 8-K dated June 1, 1998; and


        (g) the descriptions of the Company's Common Stock and associated preferred stock purchase rights contained in the Registration Statements on Form 8-A dated

October 24, 1995 registering the Common Stock and associated preferred stock purchase rights under the Exchange Act.


        Additionally, all documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


        The Company will provide, upon request, without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than certain exhibits to such documents which are not specifically incorporated by reference in such documents). Requests for such copies should be directed to: Healthdyne Information Enterprises, Inc., 1850 Parkway Place, Suite 1100, Marietta, Georgia 30067,
Attention: Secretary, telephone (770) 423-8450.


        No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or a supplement to this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.


                                   THE COMPANY

        The Company is a provider of integration software tools and services to enterprises. HIE's target customer, the "enterprise," is a large company with multiple departments or multiple entities joined together to fulfill a common mission. Enterprises generally need information to operate, survive and prosper, but their information systems may consist of disparate hardware and software systems. Using a best-of-breed approach, an enterprise may custom build its own information system from disparate hardware and software systems to take advantage of the particular strengths of systems provided by different vendors. Or, an enterprise may unexpectedly inherit disparate legacy systems (e.g. as the result of a consolidation or a paradigm shift), replacement of which would be prohibitively expensive. In any case, the Company's software tools and services enable enterprises to integrate disparate hardware and software systems.

        The Company was incorporated as a Georgia corporation on June 15, 1994 and was a wholly-owned subsidiary of Healthdyne, Inc. ("Healthdyne") until November 6, 1995, when Healthdyne distributed to its shareholders all the outstanding shares of the Common Stock (the "Spin-off"). Subsequent to the Spin-off, Healthdyne and Tokos Medical Corporation merged with and into Matria Healthcare, Inc. The principal executive offices of the Company are located at 1850 Parkway Place, Suite 1100, Marietta, Georgia 30067.

                                  RISK FACTORS

        Prospective purchasers of the Common Stock should carefully consider the factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Common Stock offered hereby. Financial information included in this Registration Statement has been restated to include the effect of the Company's May 12, 1998 acquisition of HUBLink accounted for as a pooling of interests.


        Lack of Profitability and Accumulated Deficit; Change in Strategic Direction. With the exception of 1996, the Company has generally sustained operating losses since its incorporation. The Company reported net earnings of $107,000 in 1996, but incurred net losses of $8.6 million and $11.0 million in 1997 and 1995, respectively. HUBLink reported revenues of $2.5 million, $4.1 million and $2.5 million and net losses of $2.4 million, $1.1 million and $1.0 million in 1997, 1996 and 1995, respectively, all of which are included in the Company's operating results set forth in the preceding sentence. As of December 31, 1997, the Company had an accumulated deficit of $22.8 million, of which $6.5 million related to HUBLink.

        In the fourth quarter of 1997, the Company redefined its strategic direction as The Integration Solutions Company and focused on providing software tools and services to achieve the enterprise-wide integration of information. Prior to making this shift in strategic direction, the Company sold and distributed certain proprietary and third-party clinical workstation tools including, among others, the Clinical Assessment and Support System ("CASS"), Document Image Management, Workflow Management, Intranet and Internet Workflow Management, Teleradiology Computer Systems and Clinical Image Management tools. The Company no longer actively sells and distributes the software tools referred to in the preceding sentence, since such tools are outside the scope of the Company's redefined strategic direction referred to above. As a result, these software tools, which contributed approximately $647,000 of the Company's 1997 revenue, made no significant revenue contribution to the Company during the three months ended March 31, 1998. The Company's revenue attributable to this new strategic direction was $5.2 million for the three months ended March 31, 1998, as compared to revenue of $4.0 million for the three months ended March 31, 1997.

        In addition, effective November 21, 1997, HIE combined the operations of its three wholly-owned subsidiaries with the parent company under a functional organization structure, i.e., sales, service, research and development and finance. Prior to that time, each subsidiary operated as an independent, but interrelated, entity referred to by the Company as an Entrepreneurial Business Unit. The Company changed to the present organizational structure in an attempt to be more responsive to the marketplace and to streamline operations. The Company believes that the current organizational structure will expand the depth and breadth of its integration software tool distribution capability, improve the productivity of its integration software tool development efforts, enhance the efficiency and effectiveness of its customer service operations and eliminate duplicate efforts throughout the organization.

        No assurance can be given that the Company will ever generate significant revenue or sustain or again achieve profitability. Certain of the Company's integration software tools are in the early stages of market acceptance. To sustain profitable operations, the Company must successfully market its current and prospective integration software tools and expand sales of its integration software tools and integration services in healthcare and other industries, such as banking and financial services. No assurance can be given that such efforts will be successful.

        Risk Related to Intangible Assets. Approximately 42% of the Company's total assets as of March 31, 1998 were intangible assets. The source, cost, accumulated amortization, net book value and amortization period of the Company's intangible assets as of March 31, 1998 are presented below (in 000's, except for amortization period):

                                                        Accumulated        Net        Amortization Period
Source                                          Cost    Amortization    Book Value       (in years)
------                                          ----    ------------    ----------    -------------------
Purchased software                            $ 2,857      $  915         $ 1,942             5
Capitalized software development costs            938         158             780             5
Excess of cost over net assets of
  businesses acquired                          10,442       2,113           8,329            15
                                              -------      ------         -------
Total intangible assets                       $14,237      $3,186         $11,051
                                              =======      ======         =======
Total assets                                                              $26,386
                                                                          =======

        The cost of the intangible assets shown above could increase in the future in conjunction with additional software purchases, incremental capitalized software development costs and/or acquisitions accounted for under the purchase method of accounting, any of which would result in increases in the Company's amortization expense.

        In the event of any sale or liquidation of the Company or a portion of its assets, there can be no assurance that the net book value of the Company's intangible assets will be realized. In addition, the Company regularly evaluates whether events and circumstances have occurred indicating that any portion of the remaining balance of the net book value allocable to the Company's intangible assets may not be recoverable. If factors indicate that the carrying value of the Company's intangible assets has been impaired, the Company would be required to reduce the carrying value of such assets. Any future determination requiring the write-down or write-off of a significant portion of the unamortized intangible assets could have a material adverse effect on the Company's business, results of operations or financial condition.

        In connection with two of its acquisitions, the Company has recorded non-recurring charges related to purchased in-process research and development costs. The amount of each of these non-recurring charges is equal to the estimated current fair value of specifically identified technologies for which technological feasibility has not yet been established pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed" and for which future alternative uses did not exist at the time of acquisition. The Company recorded approximately $3.6 million of these charges in 1995 and $1.7 million in 1997, but none in either 1996 or the three months ended March 31, 1998. Similar charges could result in the future as a result of additional acquisitions accounted for as purchases.


        Fluctuations in Quarterly Operating Results and Seasonality. Results of operations have fluctuated and may continue to fluctuate significantly from quarter to quarter as a result of a number of factors, including, among others
(i) contract terms and the volume and timing of system sales and customer acceptance; (ii) customer purchasing patterns, order cancellations and rescheduling of system installations; (iii) the mix of direct and indirect sales; (iv) the mix of higher-margin software revenue and lower-margin services revenue; (v) the actions of competitors; and (vi) the timing of acquisitions and divestitures. Accordingly, the Company's future operating results are likely to be subject to significant variability from quarter to quarter and could be adversely affected in any particular quarter. The Company's total revenue and results of operations may also be affected by seasonal trends including the possibility of higher revenue in the Company's fourth quarter and lower revenue in the first three quarters, in particular the first quarter, as a result of many customers' annual purchasing and budgetary practices and the Company's sales commission practices which rely in part on annual quotas. As a result, the Company believes that period-to-period comparisons of its revenue and results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. Due to the foregoing factors, it is possible that the Company's operating results will be below the expectations of public market analysts and investors.


        Dependence on Single Integration Software Tool. Approximately 31% of the Company's revenue in 1997 (approximately 76% of the Company's software revenue in 1997) was derived from a single type of integration software tool, the Cloverleaf and (HUBLink) Integrator integration engines. While the Company has other relatively new integration software tools, such as EMerge, Criterion, ExpressSuite and OM3 message broker (acquired from HUBLink), the Company will continue to be largely dependent on the sales of the Cloverleaf integration engine software tool for at least the near-term. A downturn in the market for the Cloverleaf integration engine would likely have a material adverse effect on the Company's revenue and results of operations. The success of the Company will continue to depend in part on its ability to diversify its revenue base. There can be no assurance that the Company will be successful in its diversification efforts.


        Uncertainty of Market Acceptance. The Company's success will depend in large part on the acceptance of the Company's integration software tools and integration services as partial or complete solutions to an enterprise's system integration problems by the chief information executive and technical users within an enterprise. There can be no assurance that the Company's integration software tools and integration services will achieve the market acceptance necessary for profitable operations.


        New Products and Technological Changes. The market for the Company's integration software tools and integration services is characterized by continued and rapid technological advances in software development requiring ongoing expenditures for research and development and the timely introduction of new integration software tools and integration services. In addition, compatibility with existing and emerging industry standards is essential to the

Company's marketing strategy and research and development efforts. The establishment of standards is largely a function of user acceptance, and standards are therefore subject to change. The Company's integration software tools are dependent upon a number of advanced technologies, including those relating to computer hardware and software, storage devices and other peripheral components, all of which are subject to rapid change. Accordingly, the Company's future success will depend upon its ability on a timely basis to develop and introduce new integration software tools and enhance its existing integration software tools in order to keep pace with competitive offerings, adapt to technological developments and changing industry standards and provide additional functionality to address the increasingly sophisticated needs of its customers. To date, the Company typically has kept pace with technology changes, and no particular technological change has had a material adverse impact on the Company.

        To the extent the Company determines that new technologies and equipment are required to remain competitive, the acquisition and implementation of such technologies and equipment are likely to require investment of significant time and capital. Depending on the complexity of a given integration software tool, the Company's development and introduction cycle could last months or years. There can be no assurance that the Company will be successful in developing, introducing on a timely basis, and marketing such integration software tools or enhancements thereof or that they will be accepted by the market. Research and development expense totaled $3.0 million, $2.5 million and $2.7 million in 1997, 1996 and 1995, respectively. There can be no assurance that the necessary capital will be available in the future or that the integration software tools will become or remain commercially viable. In addition, there can be no assurance that the Company's future development efforts will be successful or that the emergence of new technologies, industry standards or customer requirements will not render the Company's technology, equipment or processes obsolete or uncompetitive. Further, there can be no assurance that the Company will be able to acquire or license the needed new technology at a price or on terms acceptable to the Company. Finally, without the timely development and successful introduction of market-driven integration software tools, there can be no assurance that the Company can either achieve and sustain profitable operations or continue operations.



        Proprietary Technology and Dependence on Third-Party Technology. The Company's success is dependent to a significant extent on its ability to maintain the proprietary and confidential software incorporated in its integration software tools as they are released. Although the Company currently relies on a combination of copyright and trade secret and contractual protections to establish and protect its proprietary rights, the Company does have provisional patent applications pending for some of its integration software tools and plans to pursue patents on the software tools that qualify for such protection as the Company deems necessary to protect its intellectual property. However, without patent protection, there can be no assurance that the legal protections and the precautions taken by the Company will be adequate to prevent misappropriation of the Company's technology or trade secrets, or that these protections and precautions will prevent independent third-party development of competitive technology and integration software tools. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.


        The Company is dependent upon third-party suppliers to license to it necessary technology that is incorporated into certain of the Company's integration software tools. The Company has less control over the scheduling and quality of work of third-party suppliers than its own employees. Furthermore, the Company's agreements to license certain third-party technology will terminate after specified dates unless renewed. To the extent possible, the Company has determined that the third-party intellectual property used in its integration software tools is in the public domain or used in accordance with licensed terms, including the license terms of freeware used in its integration software tools. However, while HIE believes that it has all rights necessary to market and sell its solutions without infringement of intellectual proprietary rights held by others, the Company typically uses freeware and shareware as is and has not conducted a formal infringement search. Accordingly, there can be no assurance that such conflicting rights do not exist. There can be no assurance that such use is in compliance with such licenses or that the Company will not become the subject of infringement claims or legal proceedings by third parties with respect to current or future software tools and that such claims or proceedings will not have a material adverse effect on the Company's business, financial condition or results of operations. An adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain software tools, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. As the number of integration software tools in the industry increases and the functionality of these integration software tools further overlaps, the Company believes that software developers may become increasingly subject to infringement claims. To the extent that the Company wishes or is required to obtain licenses to patents or proprietary rights of others, there can be no assurance that any such licenses will be made available on terms acceptable to the Company, or at all.


        Reliance on Distributors and Customer Concentration. Approximately 18%, 16% and 19% of the Company's total revenue in 1997, 1996 and 1995, respectively, were generated by third-party distributors of the Company's integration software tools. No single distributor provided customers to the Company that accounted for more than 10% of the Company's revenue in either 1997 or 1996, but one distributor provided customers to the Company that accounted for approximately 14% of the Company's total revenue in 1995. The loss of a significant distributor could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has entered into written distribution agreements with all of its significant third-party distributors. The Company attempts to enter into exclusive distribution agreements whenever possible, but the typical distribution agreement does not preclude distributors from distributing the products of the Company's competitors.

        No single customer accounted for more than 10% of the Company's revenue in either 1997 or 1995, but one integrated healthcare delivery network customer accounted for approximately 20% of the Company's revenue in 1996. The loss of a significant customer could have a material adverse effect on the Company's business, financial condition and results of operations.


        Risks Associated with International Sales. While approximately 90% of HIE's revenue in 1997 was generated within the United States, HIE has customers in 18 countries and five continents. International sales in certain foreign markets are subject to a variety of risks, including difficulties in establishing and managing international distribution channels, localizing software tools for sales in foreign markets and enforcing intellectual property rights, as well as fluctuations in the value of foreign currencies, changes in duties and quotas, introduction of tariff or non-tariff barriers and economic, political and regulatory changes. In addition, to the extent profit is generated or losses are incurred in foreign countries, the Company's effective income tax rate may be materially adversely affected. The Company currently does not engage in hedging transactions, but may do so in the future. There can be no assurance that any of the factors described above will not have a material adverse effect on the Company's business, operating results and financial condition.

        Risks Associated with the Year 2000. The Year 2000 issue refers generally to the data structure problem that will prevent systems from properly recognizing dates after the year 1999. For example, computer programs and various types of electronic equipment that process date information by reference to two digits rather than four to define the applicable year may recognize a date using "00" as the year 1900 rather than the year 2000. The Year 2000 problem could result in system failures or miscalculations causing disruptions of operations. The Year 2000 problem may occur in computer software programs, computer hardware systems and any device that relies on a computer chip if that chip relies on date information. Based on a preliminary study, the Company does not anticipate either a significant amount of incremental expense or a disruption in service associated with the Year 2000 and its impact on the Company's tools and systems. However, there can be no assurance that the Company's tools and systems, nor the systems of other companies with whom the Company conducts business, will be Year 2000 compliant prior to December 31, 1999 or that the failure of any such system will not have a material adverse effect on the Company's business, operating results and financial condition.


        Liability for Errors and Omissions. The Company's integration software tools are used to provide information that relates to healthcare enterprise operations and other critical applications. In addition, use of the Company's integration software tools could also potentially jeopardize the security and privacy of confidential patient and other information and data stored in the Company's integration software tools and in the computer systems of the Company's customers. Any failure by the Company's integration software tools to provide accurate and timely information or to protect the security and privacy of confidential patient and other information could result in claims against the Company. Moreover, although the Company believes that none of the releases of its software contain a Year 2000 problem, there can be no assurance that its tools will not present users with a Year 2000 problem, or that any such problem will not result in a product liability claim. The Company maintains errors and omissions insurance coverage of $1 million that expires during March 1999 to protect against claims associated with the use of its integration software tools. There can be no assurance that its insurance coverage would adequately cover any claims asserted against the Company. A successful claim brought against the Company could have a material adverse effect on the Company. Even unsuccessful claims could result in the Company's expenditure of funds in litigation and management time and resources. There can be no assurance that the Company will not be subject to claims alleging errors and omissions in integration software tool development and operation, that such claims will not result in liability in excess of its insurance coverage, that the Company's insurance will cover such claims or that appropriate or adequate insurance will continue to be available to the Company in the future at commercially reasonable rates.

        Competition. The Company faces competition from a variety of sources depending on the types of integration software tools and/or integration services being offered as the integration solution to a particular customer's problem. The Company competes with, among others, (i) integration engine companies, such as Software Technologies Corporation ("STC") and Century Analysis Incorporated ("CAI"); (ii) companies offering enterprise master person index solutions, such as ActaMed, Oacis Healthcare, Cerner Corporation, STC and CAI; (iii) middleware software tool companies, such as New Era of Networks, Inc., TSI International Software, Ltd., STC and CAI; (iv) consulting firms, such as Superior Consultant Holdings Corporation, First Consulting and Ernst & Young LLP; (v) systems integration firms, such as Science Applications International Corporation and Daou Systems, Inc.; (vi) original equipment manufacturers, such as International Business Machines Corporation; and (vii) internal MIS departments of the enterprise. A competitor of the Company with respect to one aspect of the Company's business may serve as a distributor for the Company with respect to other integration software tools or integration services.

        In general, the Company's competitors have greater financial, technical, research and development and marketing resources and more extensive business experience than the Company. Although the Company believes that its solutions have advantages over competing tools and services currently being marketed, there can be no assurance that the Company will be able to continue to compete effectively in the marketplace if its present and potential competitors are able to duplicate or improve upon its tools, services or marketing strategy.

        Uncertain Ability to Manage Growth. The Company has experienced periods of rapid growth in 1995 and 1996 that placed, and could continue to place, a significant strain on the Company's financial, management and other resources. The Company's future performance will depend in part on its ability to manage change in its operations, including integration of any acquired businesses and any internally developed businesses. In addition, the Company's ability to manage its growth effectively will require it to continue to improve its operational and financial control systems and infrastructure, and to attract, train, motivate, manage and retain key employees. If the Company's management were to become unable to manage growth effectively, the Company's business, financial condition and results of operations could be materially adversely affected.


        Risks Associated with Acquisitions. The Company has completed several acquisitions in the past. The Company intends to continue to pursue acquisitions as part of its growth strategy. While the Company has no present commitments or agreements with respect to any additional acquisitions, the Company anticipates that one or more potential acquisition opportunities may become available in the future. While the Company has not in the past experienced any material difficulties integrating acquisitions into the Company's operations, acquisitions typically require investment of operational and financial resources and could require integration of dissimilar operations, assimilation of new employees, diversion of management resources, increases in administrative costs and the additional costs associated with debt or equity financing. The Company intends to pursue attractive acquisition opportunities as they become available. There can be no assurance that the Company will complete any additional acquisitions or that a recent or future acquisition will not have a material adverse effect on the Company.

        Consolidation and Uncertainty in the Healthcare Industry. Many healthcare providers are consolidating to create larger healthcare enterprises with greater regional market power. Such consolidation could erode the Company's existing customer base and reduce the size of the Company's target market. In addition, the resulting enterprises could have a greater bargaining power, which may lead to price erosion of the Company's integration software tools and integration services. The reduction in the size of the Company's target market or the failure of the Company to maintain adequate price levels could have a material adverse effect on the Company. The healthcare industry also is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare industry participants. During the past several years, the U.S. healthcare industry has been subject to increased governmental regulation and reform proposals. These reforms may increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for the Company's customers. Healthcare industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for the Company's integration software tools and integration services. The failure of the Company to maintain adequate price levels or sales as a result of legislative or market-driven reforms could have a material adverse effect on the Company's business, results of operations and financial condition.


        Dependence on Key Personnel. The loss of the services of Robert I. Murrie, the Company's President and Chief Executive Officer, or certain other key personnel could have a material adverse effect on the Company. The Company does not maintain key man life insurance on any of its key personnel and has not entered into employment agreements with any of its key personnel. In addition, the Company believes that its future success will be dependent in part on its continued ability to recruit, motivate and retain qualified personnel. The Company faces competition for such personnel from other companies and organizations. The Company's anticipated growth and expansion into areas and activities requiring additional expertise will require the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to attract and retain such personnel or to develop such expertise could adversely affect the Company's business.


        Possible Adverse Effects of Government Regulation. The United States Food and Drug Administration (the "FDA") has issued a draft guidance document addressing the regulation of certain computer products as medical devices under the Federal Food, Drug and Cosmetic Act (the "FDC Act"). To the extent that computer software is a medical device under the policy, the manufacturers of such products could be required, depending on the product, to: (i) register and list their products with the FDA; (ii) notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products; or (iii) obtain FDA approval by filing a pre-market application that establishes the safety and effectiveness of the product. The Company expects that the FDA is likely to become increasingly active in regulating computer software that is intended for use in healthcare settings. The FDA, if it chooses to regulate such software, can impose extensive requirements governing pre- and post-market conditions such as device investigation, approval, labeling and manufacturing. In addition, such products would be subject to the FDC Act's general controls, including those relating to good manufacturing practices and adverse experience reporting.

        The confidentiality of patient records and the circumstances under which such records may be released for inclusion in the Company's databases are subject to substantial regulation by state and federal governments. These laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other health care provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal levels. This legislation may require holders of such information to implement security measures that may require substantial expenditures by the Company. There can be no assurance that changes to state or federal laws will not materially restrict the ability of health care providers to submit information from patient records using the Company's software tools.

        Future Capital Needs and Uncertainty of Additional Funding. The Company financed its operations from inception through the November 1995 Spin-Off primarily through equity investments totaling $22.0 million by Healthdyne. Following the Spin-Off, Healthdyne had no obligation or intention to make additional advances or equity infusions in the Company. Accordingly, during November 1996, the Company sold 2.75 million shares of its Common Stock in a secondary public offering (the "Secondary Offering") and received proceeds of $10.3 million, after deducting all offering-related expenses. In addition, the Company received proceeds of $3.0 million, after deducting all offering-related expenses, from various private placements of Common Stock and from employee stock option and purchase plans during 1995, 1996 and 1997. The Company generally uses capital leases to finance additions of computer equipment. The Company also periodically borrows under established lines of credit for working capital purposes.

        Prior to the completion of the Secondary Offering, the Company used its available cash and cash flow from operating activities to pay acquired debt and acquisition financing-related debt, as those obligations matured. Subsequent to the Secondary Offering, the Company used $800,000, $400,000 and $200,000 of cash during November 1996, April 1997 and September 1997, respectively, to prepay a portion of long-term debt at a discount. The Company also invested $995,000 during 1997 to satisfy its funding commitment to CHS. The Company is using the remainder of the net proceeds from the equity sources referred to above to pay debt as it matures and for working capital and general corporate purposes.

        The Company believes that current available cash and anticipated cash flow from operating activities and short-term borrowings under existing or future lines of credit will be sufficient to meet the Company's capital requirements for at least the next twelve months. In the future, the Company may require additional financing to fund its operations. The Company's future capital requirements will depend on many factors, including the progress of the Company's research and development, the market acceptance of any of the Company's integration software tools, competitive products and the establishment of third-party licensing arrangements. Any additional equity financing may result in dilution to the Company's shareholders and debt financing is likely to subject the Company to financial and other covenants. There can be no assurance that funds will be available on favorable terms, if at all. The absence of such financing would have a material adverse effect on the Company's business, including a possible reduction or cessation of operations.

        Possible Volatility of Stock Price. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, factors such as announcements of technological innovations or the introduction of new products by the Company or its competitors, market conditions in the healthcare and other industries and general economic conditions may have a significant effect on the market price of the Company's Common Stock.

        Certain Anti-Takeover Considerations. Certain provisions of the Company's Articles of Incorporation and By-laws, as well as the Company's Shareholder Rights Plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of HIE Common Stock. Certain of such provisions will allow the Company to issue preferred stock with rights senior to those of HIE Common Stock and to impose various procedural and other requirements which could make it more difficult for shareholders to effect certain corporate actions.

        Risks Associated with Forward-Looking Statements. This Prospectus, including the information incorporated by reference herein, contains various forward-looking statements and information that are based on the Company's beliefs and assumptions, as well as information currently available to the Company. From time to time, the Company and its officers, directors or employees may make other oral or written statements (including statements in press releases or other announcements) which contain forward-looking statements and information. Without limiting the generality of the foregoing, the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "seek" and similar expressions, when used in this Prospectus and in such other statements, are intended to identify forward-looking statements. All forward-looking statements and information in this Prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are intended to be covered by the safe harbors created thereby. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, those discussed above. Many of such factors are beyond the Company's ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The Company disclaims any obligation to update or review any forward-looking statements contained in this Prospectus or in any statement referencing the factors affecting future performance and other cautionary statements set forth in this Prospectus, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the Shares offered hereby. All of the proceeds from the sale of the Shares offered hereby will be received by the Selling Shareholders.

                            THE SELLING SHAREHOLDERS

        All of the Shares offered hereby are beneficially owned by the persons and entities listed under the heading "Selling Shareholders" in the following table (individually, a "Selling Shareholder" and collectively the "Selling Shareholders"). Since the Selling Shareholders may sell all, or some or none of the Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or that will be beneficially owned by the Selling Shareholders upon completion of the offering contemplated by this Prospectus.

        The following table sets forth the name of each Selling Shareholder, the number of shares of the Company's Common Stock held by each such person as of May 26, 1998, the number of shares which may be offered for the account of each such person, and the number of shares of Common Stock to be owned by each such person if all the Shares offered hereby are sold. Parties holding shares as joint tenants with a right of survivorship are indicated by "JT."



                                         NUMBER OF                         NUMBER OF SHARES
                                          SHARES      NUMBER OF SHARES    TO BE OWNED IF ALL
               SELLING                    HELD AT        WHICH MAY        SHARES OFFERED ARE
            SHAREHOLDERS                MAY 26, 1998     BE OFFERED      SOLD IN THIS OFFERING
            ------------                ------------  -----------------  ---------------------
The Southern Venture Fund II, L.P.       466,666 (1)      416,666               50,000

Douglas T. And Kerrii B. Anderson          9,903            9,903                  0
(JT)

Larry W. Anderson                          3,961            3,961                  0

Molly M. Anderson                          3,961            3,961                  0

Chris T. Anton                             1,584            1,584                  0

John L. Babitt (2)                        151,672         151,672                  0

Robert S. Barklay, Jr.                      792               792                  0

Richard J. Candela                        112,848         112,848                  0

James J. Chester (3)                       3,169            3,169                  0

John J. Chester                           15,846           15,846                  0

Richard T. Day                             3,169            3,169                  0

Donald W. and Richard E. Dick (JT)         7,923            7,923                  0

                                         NUMBER OF                         NUMBER OF SHARES
                                          SHARES      NUMBER OF SHARES    TO BE OWNED IF ALL
               SELLING                    HELD AT        WHICH MAY        SHARES OFFERED ARE
            SHAREHOLDERS                MAY 26, 1998     BE OFFERED      SOLD IN THIS OFFERING
            ------------                ------------  -----------------  ---------------------
Richard W. Gambs                           5,625            5,625                  0

Steven Jefferis                            2,376            2,376                  0

Scott A. Jones                            570,999         570,999                  0

Gary L. Jordan                            185,289         185,289                  0

Gary L. and Annette J. Jordan (JT)        27,731           27,731                  0

John P. Kennedy (AmeriTrade, Inc.         22,501           22,501                  0
Cust. FBO John P. Kennedy, SEP IRA)

Ernest F. Kreutzer  (Midwest               1,584            1,584                  0
Physician Anesthesia Services, Inc.
Profit Sharing, Ernest Kreutzer,
M.D. Directed)

Scott T. Mallory                            792               792                  0

John William Martin                        1,980            1,980                  0

Monoghan Reinsurance Co. Ltd.             15,846           15,846                  0

John B. Patton (2)                        524,911         524,911                  0

Michael Perrini (2)                       244,430         244,430                  0

John J. Perrini                            5,625            5,625                  0

David J. Richards  (AmeriTrade,  Inc.     22,501           22,501                  0
Cust. FBO David J. Richards, IRA)

Diane M. and Lawrence M. Rose (JT)          792               792                  0

Mark D. Shary (2)(4)                      844,612         844,612                  0

Mark F. and Suzanne C. Taggart (JT)        2,376            2,376                  0

Gordon and Jean G. Taylor (JT)            23,769           23,769                  0

James R. and Kelley K. Thorson (JT)        6,338            6,338                  0

Volpe, Brown, Whelan & Company, LLC (5)  100,000          100,000                  0


---------------

(1)     Includes 50,000 shares subject to purchase upon exercise of a warrant.
(2)     Former director of HUBLink.
(3)     Former Secretary of HUBLink.

(4) Former Chairman of the Board of Directors, President and Chief Executive Officer of HUBLink. Mr. Shary is now the Senior Vice President--Product Planning, Chief Financial Officer, Treasurer and Secretary of the Company.
(5)     Financial advisor to HUBLink.

SHARES ISSUED IN CONNECTION WITH CRITERION HEALTH STRATEGIES, INC.

        On December 31, 1997, the Company exercised its option (the "Option") to acquire the 50% equity ownership interest in CHS held by The Southern Venture Fund II, L.P. ("SVFII") in exchange for 416,666 shares of the Common Stock pursuant to the Option Agreement dated December 18, 1996 between the Company and SVFII, as amended on December 31, 1997 (the "Option Agreement"). As a result of the Option exercise, CHS became a wholly-owned subsidiary of HIE. In connection with the Option exercise, HIE amended the Warrant for the purchase of 50,000 shares of HIE Common Stock which HIE had previously issued to SVFII to change the per share warrant exercise price from $4.5625 to approximately $1.59. In addition, the Company entered into agreements with SVFII, Brenton L. Teveit and
J. Edward Pearson, Jr. to terminate and/or otherwise amend the various agreements and arrangements between such parties relative to their respective investments in CHS in order to effectuate the acquisition by HIE of a 100% equity interest in CHS pursuant to HIE's exercise of the Option.

        Pursuant to the Option Agreement, the Company has filed the Registration Statement of which this Prospectus forms a part covering the sale of the Shares by SVFII. The Company is obligated to use its best efforts to have the Registration Statement become effective, and to keep the Registration Statement continuously effective until the earlier of (i) the time when all the Shares have been sold by the Selling Shareholder, and (ii) the earlier of December 31, 1998 or such earlier time, if any, as to which Rule 144 shall be available for resales of the Shares. The Company has agreed to pay all expenses incurred in connection with the registration and sale of the Shares pursuant to the Option Agreement, other than brokerage fees or commissions, underwriting discounts and fees of any counsel for SVFII. Any of the Shares sold pursuant to this Prospectus will no longer be entitled to the benefits of the Option Agreement.


SHARES ISSUED IN CONNECTION WITH HUBLINK MERGER

        On May 12, 1998, the Company completed a stock-for-stock merger (the "Merger") through a wholly-owned subsidiary with HUBLink, a privately-held integration software tool company. In connection with the Merger, the Company issued an aggregate of 2,926,136 shares of its Common Stock to a total of thirty persons and entities (collectively, the "HUBLink Parties").

        In 1997, HUBLink engaged Volpe, Brown, Whelan, & Company, LLC ("Volpe") as its financial advisor in connection with a possible business combination involving HUBLink. Volpe, HUBLink and HIE entered into an agreement dated May 12, 1998 providing for the issuance of 100,000 shares of HIE Common Stock and the payment of $10,000 cash in payment of out-of-pocket expenses to Volpe at the closing of the Merger in full payment and satisfaction of all amounts payable to Volpe in connection with its engagement by HUBLink.

        The Shares issued to the HUBLink Parties in connection with the Merger were issued in accordance with and are subject to the terms and conditions of a Private Placement and Registration Rights Agreement dated as of May 12, 1998 between the Company and each of the HUBLink Parties (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has filed the Registration Statement of which this Prospectus forms a part covering the sale of the Shares by the HUBLink Parties.

        The Company is obligated to use its best efforts to have the Registration Statement become effective, and to keep the Registration Statement continuously effective until the earlier of (i) the time when all the Shares have been sold by the HUBLink Parties, and (ii) May 12, 1999. The Company has agreed to pay all expenses incurred in connection with the registration and sale of the Shares pursuant to the Registration Rights Agreement, other than brokerage fees or commissions, underwriting discounts and fees of any counsel for the HUBLink Parties. Any of the Shares sold pursuant to this Prospectus will no longer be entitled to the benefits of the Registration Rights Agreement.


                              PLAN OF DISTRIBUTION

        The Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest, if any, who acquire the Shares in transactions permitted under the Option Agreement or the Registration Rights Agreement, as the case may be. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

        Upon the Company being notified by the Selling Shareholders that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (i) the name of the Selling Shareholders and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction.

        The Selling Shareholders have agreed to pay any brokerage fees or commissions, underwriting discounts and fees of any counsel for the Selling Shareholders in connection with the registration and sale of the Shares. All other expenses in connection with the registration and sale of the Shares hereunder will be paid by the Company.

        The securities laws of a particular state might require that the Shares be sold in that state only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

        Pursuant to the terms of the Option Agreement and the Registration Rights Agreement, the Company and the Selling Shareholders have agreed to indemnify each other and certain other parties, including underwriters, if any, for certain liabilities, including liabilities under the Securities Act, in connection with the registration of the Shares.



                                  LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby and certain other legal matters in connection with this Offering is being passed upon for the Company by Troutman Sanders LLP, Atlanta, Georgia. Carl E. Sanders, a partner in Troutman Sanders LLP, is a director of the Company and at May 26, 1998 was the beneficial owner of 97,850 shares of Common Stock.



                                     EXPERTS

        The consolidated financial statements and schedule of the Company and its subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of HUBLink, Inc. as of December 31, 1997 and 1996, and for each of the years in the two-year period then ended, and the financial statements as of December 31, 1996 and 1995, and for each of the years in the two-year period then ended, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

               PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS



ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

          SEC registration fee........................... $  3,390
          Nasdaq National Market listing fee............. $ 17,500
          Legal and Accounting fees and expenses......... $150,000
          Miscellaneous.................................. $  4,110

          Total.......................................... $175,000

All of the above items are estimates except the SEC registration fee and the Nasdaq National Market listing fee. All of such estimated expenses will be borne by the Company.



ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's Articles of Incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of their duty of care and other duties as directors; provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his duties, any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of a corporation or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director's fiduciary duty. In addition, Section 14-2-202(b)(4) applies only to claims against a director arising out of his role as a director and does not relieve a director from liability arising from his role as an officer or in any other capacity. The provisions of the Company's Articles of Incorporation, as amended, are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code outlined above, and provide that the liability of directors of the Company shall be limited to the fullest extent permitted by Georgia law, as the same may from time to time be amended.

        Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees and agents. Section 14-2-851 of the Georgia Code provides for indemnification of a director of the Company for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including civil actions brought as derivative actions by or in the right of the Company) in which he may become involved by reason of being a director of the Company. Section 14-2-851 also provides such indemnity for directors who, at the request of the Company, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or another enterprise. The Section permits indemnification if the director acted in a manner he believed in good faith to be in or not opposed to the best interest of the Company and, in addition, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding. However, if the director is adjudged liable to the Company in a derivative action or on the basis that personal benefit was improperly received by him, the director will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854.

        Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of the Company, are entitled to indemnification against reasonable expenses as of right. Conversely, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Section 14-2-855 of the Georgia Code, as follows: (i) by the majority vote of a quorum of the disinterested members of the board of directors, (ii) if a quorum cannot be obtained, by a committee thereof duly designated by the board of directors, consisting of two or more disinterested directors, (iii) by special legal counsel, or (iv) by the shareholders, but, in such event, the shares owned by or voted under the control of directors seeking indemnification may not be voted.

        Section 14-2-857 of the Georgia Code provides that an officer of the Company (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, the Company may, as provided by its Articles, By-laws, general or specific actions by its Board of Directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

        The Company's By-laws provide that the Company will indemnify its directors and officers to the fullest extent permitted by the foregoing provisions of the Georgia Code outlined above.

        Reference is hereby made to Section 3(c)(vii) of the Option Agreement, which is filed as Exhibit 2.1 hereto, in which SVF II agrees to indemnify the directors and officers of the Company and certain other persons against certain civil liabilities.

        Reference is hereby made to Section 3.7 of the Registration Rights Agreements, the form of which is filed as Exhibit 2.5 hereto, in which the HUBLink Shareholders (as defined therein) agree to indemnify the directors and officers of the Company and certain other persons against certain civil liabilities.

        Officers and directors of the Company are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged "wrongful act" including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. The cost of such insurance is borne by the Company as permitted by the By-laws of the Company and the laws of the State of Georgia. At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.



ITEM 16.    EXHIBITS.


Exhibit
Number         Description
-------        -----------
 2.1           Option Agreement dated December 18, 1996 between HIE and SVFII (filed as
               Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ended
               December 31, 1996, and incorporated herein by reference).

 2.2           First Amendment to Option Agreement dated December 31, 1997 between HIE and SVFII (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K
               dated December 31, 1997, and incorporated herein by reference).

 2.3           Amended and Restated Stock Purchase Warrant dated December 31, 1997 between HIE and SVFII (filed as Exhibit 2.2 to the Company's Current Report on
               Form 8-K dated December 31, 1997, and incorporated herein by reference).

 2.4           Agreement and Plan of Merger dated May 12, 1998 by and among HIE, HIE
               Acquisition Corporation, HUBLink and Mark D. Shary (filed as Exhibit 2.1 to the
               Company's Current Report on Form 8-K dated May 12, 1998, and incorporated herein by reference).

 2.5           Private Placement and Registration Rights Agreement dated as of May 12, 1998 among HIE and each of the HUBLink Parties (filed as Exhibit 2.2 to the
               Company's Current Report on Form 8-K dated May 12, 1998, and incorporated herein by reference).

*5             Opinion of Troutman Sanders LLP.

*23.1          Consent of Troutman Sanders LLP (contained in Exhibit 5).

 23.2          Consent of KPMG Peat Marwick LLP.

 23.3          Consent of KPMG Peat Marwick LLP.

*24            Powers of Attorney.

---------------
*    Previously filed.

ITEM 17.    UNDERTAKINGS.

        (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that the Registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d) The undersigned Registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 10, 1998.


                             HEALTHDYNE INFORMATION ENTERPRISES, INC.



                             By: /s/ Robert I. Murrie
                                ------------------------------------------------
                                  Name:    Robert I. Murrie
                                  Title:   President and Chief Executive Officer




        Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated below and as of the date indicated above.

SIGNATURE                                    TITLE
---------                                    -----
/s/ *                                        Chairman of the Board of Directors
---------------------------------
Parker H. Petit


/s/ Robert I. Murrie                         Director, President and Chief Executive
---------------------------------            Officer (Principal Executive Officer)
Robert I. Murrie

/s/ *                                        Senior Vice President-Product Planning,
---------------------------------            Chief Financial Officer, Treasurer and
Mark D. Shary                                Secretary (Principal Financial Officer)

/s/ *                                        Vice President - Controller, Chief
---------------------------------            Accounting Officer, Assistant Treasurer
Cheryl N. Blanco                             and Assistant Secretary (Principal
                                             Accounting Officer)

/s/ *                                        Director
---------------------------------
Joseph G. Bleser




SIGNATURE                                    TITLE
---------                                    -----
/s/ *                                        Director
---------------------------------
J. Terry Dewberry


/s/ *                                        Director
---------------------------------
William J. Gresham, Jr.


/s/ *                                        Director
---------------------------------
Charles R. Hatcher, Jr.


/s/ *                                        Director
---------------------------------
John W. Lawless


/s/ *                                        Director
---------------------------------
Carl E. Sanders


/s/ *                                        Director
---------------------------------
Donald W. Weber

By: /s/ Robert I. Murrie
   ------------------------------
   Robert I. Murrie
   Attorney in Fact

                                 EXHIBIT INDEX



Exhibit
Number         Description
-------        -----------
 2.1           Option Agreement dated December 18, 1996 between HIE and SVFII (filed as
               Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ended
               December 31, 1996, and incorporated herein by reference).

 2.2           First Amendment to Option Agreement dated December 31, 1997 between HIE and SVFII (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K
               dated December 31, 1997, and incorporated herein by reference).

 2.3           Amended and Restated Stock Purchase Warrant dated December 31, 1997 between HIE and SVFII (filed as Exhibit 2.2 to the Company's Current Report on
               Form 8-K dated December 31, 1997, and incorporated herein by reference).

 2.4           Agreement and Plan of Merger dated May 12, 1998 by and among HIE, HIE
               Acquisition Corporation, HUBLink and Mark D. Shary (filed as Exhibit 2.1 to the
               Company's Current Report on Form 8-K dated May 12, 1998, and incorporated herein by reference).

 2.5           Private Placement and Registration Rights Agreement dated as of May 12, 1998 among HIE and each of the HUBLink Parties (filed as Exhibit 2.2 to the
               Company's Current Report on Form 8-K dated May 12, 1998, and incorporated herein by reference).

*5             Opinion of Troutman Sanders LLP.

*23.1          Consent of Troutman Sanders LLP (contained in Exhibit 5).

 23.2          Consent of KPMG Peat Marwick LLP.

 23.3          Consent of KPMG Peat Marwick LLP.

*24            Powers of Attorney.

---------------
*    Previously filed.